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                                                                      Exhibit 99


Contact:  Perkin-Elmer                       PerSeptive Biosystems
          Investors:  Charles Poole          Noubar B. Afeyan
                      203-761-5400           508-383-7710
          Media:
          East Coast: Edward Bloch
                      203-761-5248
          West Coast: Valerie Tucker
                      415-638-5530
                                                           For Immediate Release

              PERKIN-ELMER AND PERSEPTIVE BIOSYSTEMS COMPLETE MERGER

                       Companies to Build Integrated Platform
     to Accelerate Discovery in the Rapidly Expanding Pharmaceutical Marketplace

NORWALK, CT and FRAMINGHAM, MA, January 22, 1998 -- Perkin-Elmer (NYSE: PKN) and PerSeptive Biosystems (NASDAQ: PBIO) announced today that they have completed the merger of the two companies. As a result of the merger, shares of PerSeptive were converted into shares of Perkin-Elmer stock at an exchange ratio of .1926 of a share of Perkin-Elmer common stock for each share of PerSeptive common stock. This transaction is expected to involve the exchange of approximately five million shares of Perkin-Elmer common stock and equivalents for currently outstanding PerSeptive common stock and equivalents.

The companies said they will jointly create the world's first integrated platform of products that will allow their pharmaceutical customers to compress the time and reduce the cost of novel drug discovery and development. With their expertise in genetics and proteins and Perkin-Elmer's recent investments in informatics, the combined companies will offer a broad set of products designed to allow the systematic application and integration of innovative technology that should enable the development of new therapies for the treatment or prevention of disease.

Tony L. White, chairman, president and chief executive officer of Perkin-Elmer, said, "This combination of leading edge, proprietary technologies, along with our global distribution and service system, creates an opportunity to build a seamlessly linked, continuous discovery system for drug

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discovery and development that meets the needs of our pharmaceutical customers to bring new therapies to market more effectively. We are seizing this opportunity to accelerate the development of automated and integrated high throughput systems that define the molecular medicine paradigm." These systems will help scientists obtain a more complete understanding of biological pathways. As researchers increase their use of genomics to understand the fundamental basis of human disease at the genetic level, this information must be complemented with technologies for the study of proteins. The need for such technologies is expected to accelerate as new drug targets are discovered through the use of genomics. The large-scale study of proteins and protein networks, known as "proteomics," is emerging to fulfill the promise of genomics and increase the knowledge of complex biological systems.

Perkin-Elmer expects to develop new products to improve the integration of genetic and protein sciences and to accelerate the understanding, treatment, and prevention of disease. MALDI-TOF (Matrix Assisted Laser Desorption Ionization Time-of-Flight) mass spectrometry is the most effective approach to identifying intact proteins, and PerSeptive has a leadership position in this technology. In addition, PerSeptive has developed advanced products for the separation and purification of biomolecules in the life science market. These technologies complement Perkin-Elmer's leading position in genetic analysis systems as well as its LC/MS (liquid chromatography/mass spectrometry) and protein sequencing systems, which are used for the structural analysis of proteins.

Noubar B. Afeyan, chairman and chief executive officer of PerSeptive, said, "We are very pleased to join with Perkin-Elmer. We are confident that together we can accelerate the achievement of our shared vision - improving the process of drug discovery and development that will lead to innovative therapies and more effective healthcare. PerSeptive and its employees are proud of the technologies and products they have developed and the role they have played in the biotechnology revolution. We now look forward to contributing our strengths to the Perkin-Elmer team and together providing the best and most advanced integrated products to the life sciences industry."

The Perkin-Elmer Corporation, headquartered in Connecticut, is a leading supplier of systems for life science research and related applications. The company develops, manufactures, and markets life science systems and analytical instruments used in markets such as pharmaceuticals, biotechnology, environmental testing, food, agriculture, and chemical manufacturing. Perkin-Elmer had revenues of approximately $1.3 billion in fiscal year 1997 and employs 5,700 people worldwide. Information about Perkin-Elmer is available on the World Wide Web at http://www.perkin-elmer.com or by phoning (800) 762-6923.

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PerSeptive Biosystems develops, manufactures, and markets an integrated line of proprietary consumable products and advanced instrumentation systems for the purification, analysis, and synthesis of biomolecules. PerSeptive's product sales have grown during its first six years of commercial operation from under $1 million in fiscal 1991 to over $96 million in fiscal 1997. The company's enabling products are used in the life sciences industry to significantly reduce the time and cost required for the discovery, development, and manufacture of novel pharmaceutical products. PerSeptive's product lines are based on its patented core technologies in the fields of chromatography, immunoassay, solid-phase synthesis, biological mass spectrometry, and microfluidic assay devices. Headquartered in Framingham, Massachusetts, the company employs 550 people worldwide. Information about PerSeptive is available on the World Wide Web at http://www.pbio.com.

Certain statements in this press release and its attachments are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect", "anticipate," "should," "planned," "estimated," and "potential," among others. These forward-looking statements are based on Perkin-Elmer's and PerSeptive's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Perkin-Elmer and PerSeptive note that a variety of factors could cause Perkin-Elmer's and PerSeptive's actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Perkin-Elmer's and PerSeptive's businesses include (1) complexity and uncertainty regarding the development of new high-technology products; (2) loss of market share through competition; (3) introduction of competing products or technologies by other companies; (4) pricing pressures from competitors and/or customers; (5) changes in the life science or analytical instrument industries; (6) changes in the pharmaceutical, environmental, research, or chemical markets; (7) variable government funding in key geographical regions; (8) the companies' ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; (9) the loss of key employees; (10) fluctuations in foreign currency exchange rates; and (11) other factors that might be described from time to time in Perkin-Elmer's filings with the Securities and Exchange Commission.

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